                                                                     Exhibit 4.2

                             SUBSCRIPTION AGREEMENT


                                       FOR

       CONVERTIBLE PARTICIPATING VOTING SECOND PREFERRED SHARES, SERIES I


                                       OF


                           COTT CORPORATION, AS ISSUER


                            DATED AS OF JUNE 12, 1998





                             SUBSCRIPTION AGREEMENT


     THIS AGREEMENT made the as of the 12TH day of June, 1998.

BETWEEN:

                    THE  "PURCHASERS" SET FORTH ON SCHEDULE 1.1(aa) HERETO

                    (individually, each a Purchaser and collectively, the "Purchasers")

                    - and -

                    COTT CORPORATION, a corporation continued under the laws of Canada

                    (the "Corporation")



RECITALS:

1. The Purchasers wish to subscribe for and the Corporation wishes to issue to the Purchasers, subject to the terms and conditions hereof, an aggregate of 4,000,000

Convertible Participating Voting Second Preferred Shares, Series I, of the Corporation having the terms set forth in the Share Provisions (as hereinafter defined).

2. The Purchasers are simultaneously entering into the Share Purchase Agreement pursuant to which they shall acquire Common Shares in the capital of the Corporation.

     In consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby covenant and agree as follows:


                                    ARTICLE 1

                                   DEFINITIONS

1.1       DEFINITIONS. In this Agreement, unless the context otherwise requires:

     (a) "ACTUAL KNOWLEDGE" means the actual knowledge existing prior to the date hereof of the directors, officers or employees of the Thomas H. Lee Company and the partners or associates of KPMG, Hutchins Wheeler & Dittmar and Aird & Berlis who assisted the Thomas H. Lee Company in evaluating the transactions contemplated herein;

     (b)  "AFFILIATE" has the meaning set out in the Securities Act (Ontario);

     (c) "AGREEMENT" means this subscription agreement between the Corporation and the Purchasers, as amended from time to time;

     (d) "APPLICABLE LAWS" means, collectively, the CBCA, the Competition Act (Canada), the Investment Canada Act, the Securities Laws, the state securities or "blue-sky" laws of states of the United States and the H-S-R Act;

     (e)  "BOARD OF DIRECTORS" means the board of directors of the Corporation;

     (f) "BUSINESS DAY" means every day except a Saturday, Sunday or a day which is a statutory holiday under the laws of Canada or the Province of Ontario;

     (g) "CANADIAN SECURITIES LAWS" means (i) the securities laws of the provinces of Canada and the regulations, rules and policies promulgated thereunder, and (ii) the rules, regulations and policies of The Toronto Stock Exchange and the Montreal Exchange;

     (h) "CBCA" means the Canada Business Corporations Act, as may be amended from time to time;

     (i) "CLOSING" means the closing of the purchase and issuance of the Preferred Shares contemplated hereby;

     (j) "CLOSING DATE" means 15 Business Days from the date hereof in the event early termination is granted under the H-S-R Act, or such other date as the Purchaser and the Corporation may agree in writing but in no event later than three business days following the date upon which all of the conditions set out in Article 6 hereof are satisfied;

     (k) "COMMON SHARES" means the common shares in the capital of the Corporation;

     (l) "CONSENT" means any consent or approval under Applicable Laws required to be obtained in connection with the (i) completion of the transactions contemplated by this Agreement, (ii) the execution of this Agreement, and/or (iii) the Closing or the performance of any terms of this Agreement;

     (m) "CORPORATION" means Cott Corporation, a corporation continued under the laws of Canada;

     (n) "COTT CORPORATION OPTION PLAN" means the Corporation's 1986 Option Plan, as amended through September 4, 1997;

     (o) "FAMILY MEMBERS" means the individuals and entities listed on SCHEDULE 1.1(o);

     (p) "H-S-R ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

     (q) "LIABILITIES" means liabilities or obligations (direct or indirect, contingent or absolute, known or unknown, matured or unmatured) of any nature whatsoever, whether arising out of contract, tort, statute, or otherwise;

     (r) "MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Corporation and its Subsidiaries, on a consolidated basis;

     (s) "MATERIAL SUBSIDIARIES" means those Subsidiaries set out in SCHEDULE 1.1(s);

     (t) "MAXIMUM AMOUNT" has the meaning ascribed to it in paragraph 8.1(A) hereof;

     (u) "NUMBER OF NOMINEES" means, unless otherwise agreed to in writing by the Corporation and the Purchasers with the consent of a majority of the members of the Board of Directors who are not nominees of the Purchasers and the Family Members on the Board of Directors, such number of nominees on the Board of Directors which is based on a minimum number of outstanding Common Shares or other voting shares in the capital of the Corporation (with the calculation to include Preferred

          Shares being treated as if such Preferred Shares had been converted to Common Shares in accordance with provisions of the Preferred Shares) being owned collectively by the Purchasers and the Family Members, as follows:

          NUMBER OF                     MINIMUM NUMBER OF COMMON SHARES
          NOMINEES                           OR OTHER VOTING SHARES
          ---------                     -------------------------------
          4                                  12,800,000
          3                                   9,600,000
          2                                   6,400,000
          1                                   3,200,000


          such minimum number of Common Shares or other voting shares to be adjusted accordingly if the number of outstanding Common Shares is changed as the result of any stock dividend, stock split, stock consolidation, recapitalization, merger or other similar change in the capital structure of the Corporation;

     (v)  "OSC" means Ontario Securities Commission;

     (w) "PERSON" means an individual, corporation, incorporated or unincorporated association, syndicate or organization, partnership, trust, trustee, executor, administrator or other legal representative;

     (x) "PREFERRED SHARES" means the Convertible Participating Voting Second Preferred Shares, Series I of the Corporation;

     (y) "PUBLIC DOCUMENTS" has the meaning ascribed to it in Section 4.2 hereof;

     (z)  "PURCHASE PRICE" has the meaning ascribed to it in Section 2.3 hereof;

     (aa)"PURCHASER" means individually, each person or entity designated as Purchasers on SCHEDULE 1.1(AA) hereto and "PURCHASERS" means collectively, the persons and entities designated as Purchasers on
          SCHEDULE 1.1(AA) hereto;

     (ab) "PURCHASERS' DIRECTORS" has the meaning ascribed to it in Section 7.5;

     (ac) "PURCHASERS' REPRESENTATIVE" means, initially, Thomas H. Lee Company;

     (ad) "REGISTERED HOLDERS" means registered holders of Common Shares;

     (ae)"REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement between the Corporation and the Purchasers dated the Closing Date, as amended from time to time;

     (af) "REQUIRED ACTION" has the meaning ascribed thereto in Section 4.5;

     (ag) "SECURITIES ACT" means the Securities Act (Ontario);

     (ah) "SECURITIES LAWS" means the Canadian Securities Laws and the U.S. Securities Laws;

     (ai) "SHARE PROVISIONS" means the share provisions applicable to the Preferred Shares as set out in SCHEDULE 1.1(AI);

     (aj)"SHARE PURCHASE AGREEMENT" means the agreement dated as of June 12, 1998 between the Purchasers and the Family Members, as amended from time to time;

     (ak)"SUBSIDIARIES" in relation to the Corporation means companies and other entities of which the voting securities sufficient to elect a majority of the Board of Directors are owned by the Corporation;

     (al) "TIME OF CLOSING" means 11:00 a.m. on the Closing Date;

     (am) "TRANSACTION DOCUMENTS" has the meaning ascribed to it in Section 4.5 hereof; and

     (an)"U.S. SECURITIES LAWS" means the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended, and the regulations and rules promulgated under such acts.

1.2       CONSTRUCTION.  In this Agreement:

     (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

     (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

     (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

     (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

     (e) when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day;

     (f) all dollar amounts are expressed in lawful currency of the United States of America, unless otherwise expressly provided; and

     (g) where a notice, waiver, permit, consent, direction, authorization or instruction is to be delivered or given by or to the Purchasers herein, such notice, waiver, permit, consent, direction, authorization or instruction may be provided by or to the Purchasers' Representative on behalf of and in the name of each of the Purchasers, and the Purchasers shall be deemed to have authorized and consented to, or to have received, as the case may be, such delivery. The Purchasers' Representative may resign at any time upon notice to the Corporation and the other Purchasers, in which case all actions must be taken by and all notices must be given to, the Purchasers directly unless and until Purchasers holding a majority in interest of the Preferred Shares then held by all Purchasers shall give notice to the Corporation of a successor Purchaser Representative, which notice shall be countersigned by the person so named for such authorization to be effective.

1.3 ACCOUNTING PRINCIPLES. Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be Canadian generally accepted accounting principles which include the principles approved from time to time by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.4 SCHEDULES. The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

     Schedule 1.1(aa)      -        Purchasers and Nominees
     Schedule 1.1(o)       -        Family Members
     Schedule 1.1(s)       -        Material Subsidiaries
     Schedule 1.1(ai)      -        Share Provisions
     Schedule 4.4          -        Absence of Certain Changes
     Schedule 4.6          -        Breaches, Defaults, Required Consents and Filings
     Schedule 4.7          -        Options, Warrants, Etc.
     Schedule 4.8          -        Litigation
     Schedule 4.10         -        Liabilities
     Schedule 4.19         -        Intellectual Property
     Schedule 12.5(a)      -        Notices to Purchasers



                                    ARTICLE 2

                   AUTHORIZATION AND SALE OF PREFERRED SHARES

2.1 AUTHORIZATION. Subject to obtaining the Consents, the Corporation has heretofore authorized the issuance and sale to the Purchasers pursuant to this Agreement of an aggregate of 4,000,000 Preferred Shares.

2.2 ISSUANCE AND SALE OF PREFERRED SHARES. Subject to the terms and conditions of this Agreement, at the time of Closing, the Corporation will issue to the Purchasers and the Purchasers will subscribe for and purchase from the Corporation the Preferred Shares in the amounts set forth opposite each Purchaser's name on SCHEDULE 1.1(AA) hereto.

2.3 PURCHASE PRICE. The aggregate consideration to be paid by the Purchasers for the Preferred Shares shall be $40,000,0000 (the "Purchase Price"), representing consideration of $10.00 per Preferred Share.


                                    ARTICLE 3

                                     CLOSING

3.1 CLOSING DATE. The Closing shall take place on the Closing Date. The Closing shall be held at the Time of Closing at the offices of Goodman Phillips & Vineberg, Suite 2400, 250 Yonge Street, Toronto, Ontario, or at such other place and time as may be agreed upon by the Corporation and the Purchasers' Representative in writing.

3.2 DELIVERY OF CERTIFICATES. Delivery of the share certificates representing the Preferred Shares shall be made at the Closing by the Corporation delivering to the Purchasers' Representative, against payment of the purchase price therefor, certificates representing the Preferred Shares registered in the name of the Purchasers in the amounts set forth opposite each Purchaser's name on SCHEDULE 1.1(AA) hereto or such other person disclosed in
SCHEDULE 1.1(AA) hereto which shall be an affiliate of a Purchaser or a nominee of a Purchaser or such affiliate as a Purchaser may have designated in writing to the Corporation at least one Business Day prior to the Closing Date; provided that any such nominee or affiliate shall agree in writing to assume the obligations of the Purchasers hereunder as if an original signatory hereto and further provided that the Purchasers shall continue to be responsible for all of the obligations of the Purchasers hereunder.

3.3 PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid and satisfied by each Purchaser at the Time of Closing by delivery to the Corporation by wire transfer made payable to the Corporation in an aggregate amount equal to that portion of the Purchase Price set forth opposite each Purchaser's name on SCHEDULE 1.1(AA) hereto.

3.4 FURTHER ASSURANCES. From time to time following the Closing, upon the request of the Purchasers' Representative, the Corporation shall execute and deliver, or cause to be executed and delivered, to the Purchasers such other instruments and take such other action as may be reasonably necessary to more effectively vest in the Purchasers and put the Purchasers in possession of the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares purchased by the Purchasers hereunder. The Corporation and the Purchasers shall each use their reasonable commercial efforts to obtain as soon as practicable all Consents.


                                    ARTICLE 4

                REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

     As an inducement to the Purchasers to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation represents and warrants to the Purchasers as follows:

4.1 ORGANIZATION AND QUALIFICATION. Each of the Corporation and its Material Subsidiaries has been incorporated and organized, and is validly existing as a corporation, and has full corporate power and authority to own its assets and conduct its businesses as now owned and conducted. Each of the Corporation and its Material Subsidiaries is duly qualified to carry on business, and is in good standing, in each jurisdiction in which the character of its properties, owned or leased, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing could not or would not reasonably be expected to, have a Material Adverse Effect. Other than as disclosed in the Public Documents or in SCHEDULE 1.1(s), the Corporation owns all of the outstanding capital stock of each of its Material Subsidiaries free and clear of all liens, encumbrances and claims.

4.2 FILINGS. Documents or information filed by the Corporation under Applicable Laws, including, without limitation, the Corporation's:

     (a)  1997 Annual Report to Shareholders;

     (b) proxy circular (the "Proxy Circular") relating to the Corporation's 1997 Annual Meeting of Shareholders;

     (c)  1997 Annual Information Form; and

(all such filings and documents are hereinafter referred to as the "Public Filings"). The Public Filings, together with (i) the quarterly unaudited consolidated balance sheet and related consolidated statement of earnings and consolidated statement of changes in financial position of the Corporation for the three months ended May 2, 1998 attached to a press release dated June 12, 1998; (ii) the Corporation's draft financial statements for the fiscal year ended 1998; (iii) the draft dated June 10, 1998 of the Corporation's 1998 Annual Information Form; and (iv) the draft dated

June 10, 1998 of the Corporation's Management Proxy Circular (collectively, the "Public Documents") are, as of their respective dates, other than financial statements, in compliance in all material respects with such Applicable Laws and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Corporation has timely filed all documents required to be filed under the Applicable Laws, except where the failure to do so would not have a Material Adverse Effect.

4.3 FINANCIAL STATEMENTS. (a) The audited consolidated balance sheet and related consolidated statements of earnings, retained earnings and changes in financial position of the Corporation, together with the Notes to the Consolidated Financial Statements for the fiscal year ended January 31, 1998, were prepared in accordance with generally accepted accounting principles consistently applied (except where otherwise indicated) and present fairly in all material respects the consolidated financial position of the Corporation at the respective dates indicated and the results of operations and changes in financial position of the Corporation for the periods covered thereby in accordance with generally accepted accounting principles; and (b) the unaudited interim financial statements of the Corporation contained in the Public Documents present fairly in all material respects the financial position of the Corporation for the periods covered thereby in accordance with generally accepted accounting principles (except for normal year-end adjustments and the omission of footnotes).

4.4       ABSENCE OF CERTAIN CHANGES. Except as otherwise disclosed on SCHEDULE
4.4 hereto, (a) since the date of the latest balance sheet presented in the audited financial statements as at and for the year ended January 31, 1998 there has been no change in the business, properties, operations or financial condition of the Corporation and its Subsidiaries, on a consolidated basis, which would or could reasonably be expected to have a Material Adverse Effect, provided that a decline in the trading price of the Common Shares shall not be deemed to be a Material Adverse Effect if such decline is not directly attributable to a material adverse change in the business, properties, operations or financial condition of the Corporation and its Subsidiaries, on a consolidated basis, and (b) neither the Corporation nor any of its Subsidiaries has incurred or undertaken any Liabilities or obligations, direct or contingent, except for (i) the transactions contemplated by this Agreement, or (ii) contractual liabilities, including trade liabilities, incurred in the ordinary course of business and (iii) Liabilities (other than borrowed money) that would not have a Material Adverse Effect.

4.5 AUTHORITY. Subject to the filing of articles of amendment to designate the terms of the Preferred Shares contained in SCHEDULE 1.1(ai) (the "Required Action"), the Corporation has all necessary corporate power and authority to enter into this Agreement and the other agreements, documents and instruments to be executed by the Corporation and the Purchasers in furtherance of the transactions contemplated hereby and thereby, including without limitation, the Registration

Rights Agreement (collectively, the "Transaction Documents"), and to consummate the transactions contemplated hereby and thereby.

4.6 NON-CONTRAVENTION. The execution, delivery, and performance of the Transaction Documents to which the Corporation is a party by the Corporation and the consummation of the transactions contemplated hereby and thereby by the Corporation do not and will not, after completion of all Required Action:

     (a) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Corporation or any of its Subsidiaries pursuant to any material agreement, instrument, franchise, license or permit to which the Corporation or any of its Subsidiaries is a party or by which any of such corporations or their respective properties or assets may be bound, or

     (b) violate any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to the Corporation or any of its Subsidiaries or any of their respective properties or assets, other than (i) such breaches, defaults or violations that would not or could not reasonably be expected to (A) impair the ability of the Corporation to consummate and perform the transactions contemplated by this Agreement or deprive the Purchaser of the benefits under this Agreement, or (B) have a Material Adverse Effect; or (ii) as set out in SCHEDULE 4.6. The execution, delivery and performance of the Transaction Documents by the Corporation and the consummation of the transactions contemplated hereby and thereby do not and will not violate or conflict with any provision of the articles of incorporation or by-laws of the Corporation or any of its Material Subsidiaries, as currently in effect. Except for the Required Action or as set out in SCHEDULE 4.6, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to the Corporation or any of its Material Subsidiaries or any of their respective properties or assets is required for the execution, delivery and performance of the Transaction Documents or the consummation of the transactions contemplated hereby and thereby, including the issuance, sale and delivery of the Preferred Shares to be issued, sold and delivered by the Corporation hereunder.

4.7 CAPITALIZATION. The authorized equity capital of the Corporation consists of an unlimited number of Common Shares and an unlimited number of First Preferred Shares and Second Preferred Shares. As of June 10, 1998, 64,203,428 Common Shares have been validly issued and are outstanding as fully paid and non-assessable and were issued in compliance with all applicable Securities Laws. No First Preferred or Second Preferred Shares are issued or outstanding. As of the date hereof, up to a maximum of 6,200,000 Common Shares

(vested and unvested) may be issued pursuant to outstanding stock options under the Cott Corporation Option Plan, and, other than pursuant to the Cott Corporation Option Plan, no Common Shares may be issued pursuant to incentive, service awards and profitability bonus plans of the Corporation. Except as described in the immediately preceding sentence, as disclosed in the Public Documents or as set out in SCHEDULE 4.7, there are no options, warrants, conversion privileges, calls or other rights, agreements, arrangements, commitments or obligations of the Corporation or its Subsidiaries to issue or sell any shares of any capital stock of the Corporation or of any of its Subsidiaries or securities or obligations of any kind convertible into or exchangeable for any shares of capital stock of the Corporation, any of its Subsidiaries or any other person, nor are there outstanding any stock appreciation rights or phantom equity agreements, arrangements or commitments based upon the book value, income or any other attribute of the Corporation or any of its Subsidiaries other than bonus agreements, bonus arrangements or bonus commitments with the Corporation's or its Subsidiaries' officers, employees or Consultants. The holders of outstanding Common Shares are not entitled to any preemptive or other similar rights.

4.8       ACTIONS. Except as disclosed in the Public Documents or described in
SCHEDULE 4.8, there is no litigation or governmental proceeding to which the Corporation or any of its Subsidiaries is a party or to which any property of the Corporation or any of its Subsidiaries is subject or which is pending or, to the knowledge of the Corporation, threatened against the Corporation or any of its Subsidiaries which based upon information currently available to the Corporation acting reasonably and in good faith could be expected to have a Material Adverse Effect.

4.9 REGISTRATION AND QUALIFICATION. Assuming the accuracy of the representations and warranties made by the Purchaser and set forth in Article 5 hereof, it is not necessary in connection with the offer, sale and delivery of the Preferred Shares to the Purchaser in the manner contemplated by this Agreement to register or qualify the Preferred Shares or the Common Shares issuable upon conversion of the Preferred Shares, under the Securities Laws.

4.10 NO LIABILITIES. Neither the Corporation nor its Material Subsidiaries has any Liabilities, except (i) as reflected or reserved against in the balance sheet of the Corporation presented in the financial statements as at and for the year ended January 31, 1998 and not heretofore discharged, (ii) as recorded and/or disclosed in the Public Documents, (iii) as disclosed in SCHEDULE 4.10,
(iv) Liabilities incurred in the ordinary course of business since January 31, 1998, (v) contractual (including trade) liabilities incurred in the ordinary course of business, (vi) Liabilities (other than for borrowed money) that would not or could not reasonably be expected to have a Material Adverse Effect.

4.11      NO DEFAULTS.  Except as disclosed on SCHEDULE 4.6 or in the Public
Documents:

     (i) neither the Corporation nor any of its Subsidiaries is in violation or default under any provision of its certificate of incorporation, by-laws or other organization documents, or is in breach of or default with respect to any provision of any agreement, judgment, decree, order, mortgage, deed of trust, lease, franchise, license, indenture, permit or other instrument to which it is a party or by which it or any of its properties are bound; and

     (ii) there does not exist an event of default on the part of the Corporation or any such Subsidiary,

as defined in such documents which, with notice or lapse of time or both, would constitute a default, where such violation or default would or could reasonably be expected to have a Material Adverse Effect.

4.12 COMPLIANCE WITH LAW. The Corporation and each of its Subsidiaries is in compliance with all laws and regulations applicable to the operation of its respective businesses, including the Applicable Laws, except where failure so to comply would not or could not reasonably be expected to have a Material Adverse Effect and each of them has all licences, permits, orders or approvals of, and has made all required registrations with, any governmental or regulatory body that is material to the conduct of its business, except where failure so to comply would not or could not reasonably be expected to have a Material Adverse Effect, and except as disclosed in the Public Documents.

4.13 ENFORCEABILITY OF AGREEMENT. This Agreement has been, and the Transaction Documents to be executed and delivered by the Corporation pursuant hereto have been or will be, duly and validly authorized, executed and delivered by the Corporation and this Agreement is, and such Transaction Documents when so executed and delivered will be valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with their terms subject to applicable bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium or other laws affecting creditors' rights generally.

4.14 THE PREFERRED SHARES. Subject to the Required Action, the Preferred Shares have been duly and validly authorized by the Corporation and the Preferred Shares, when issued, sold and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable. Subject to the Required Action, the Common Shares issuable upon conversion of the Preferred Shares have been reserved for issuance and, when issued in accordance with the terms of the Preferred Shares, will be duly and validly issued, fully paid and nonassessable, and no further approval or authority of the shareholders or the Board of Directors under the Applicable Laws will be required for such issuance of Common Shares following the Closing.

     Other than pursuant to the Registration Rights Agreement, no security holder of the Corporation has any right which has not been satisfied or waived to require the

Corporation to register (or take similar action under Canadian Securities Laws) the sale of any securities owned by such security holder under the Securities Laws.

4.15 NO GENERAL SOLICITATION. None of the Corporation, its affiliates or any person acting on their behalf has solicited any offer to buy or offer to sell the Preferred Shares by means of any form or general solicitation or general advertising or in any manner involving a public offering within the meaning of the Securities Laws that would require the registration or qualification of the Preferred Shares under the Securities Laws.

4.16 PROPERTIES. The Corporation or the applicable Material Subsidiary holds its leased properties under valid and binding leases, with such exceptions as would not have a Material Adverse Effect. The Corporation owns or leases all such properties as are necessary to its operations as now conducted, other than with respect to such properties which are both (i) owned or leased by third parties and (ii) used by the Corporation for warehousing purposes.

4.17 TAXES. The Corporation and its Subsidiaries have on a timely basis filed all tax returns, information returns or designations covering any taxes in respect of the income, business or property of the Corporation and its Subsidiaries on a consolidated basis (including, without limitation, all federal, state, provincial or foreign taxes) and has paid all taxes shown as due on such tax returns, information returns or designations except where the failure to do so would result in a loss to the Corporation of not more than $2,000,000 after giving effect to all applicable reserves provided for in the Corporation's financial statements.

4.18 INSURANCE. The Corporation and its Material Subsidiaries maintain insurance of the types and in the amounts reasonably deemed by the Corporation to be adequate and reasonable for its business and that of its Material Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against (other than product recalls), all of which insurance is in full force and effect.

4.19 INTELLECTUAL PROPERTY. Except as disclosed in SCHEDULE 4.19, the Corporation and its Subsidiaries, or to the best of the Corporation's knowledge, the Corporation's customers have sufficient, or have applied for registration of such, trademarks, trade names, patent rights, copyrights, licenses, approvals and governmental authorizations to enable the Corporation and its Subsidiaries conduct their business substantially as now conducted; and the Corporation has no knowledge of any infringement by it or its Subsidiaries of any trademark, trade name, patent, copyright, licenses, trade secret or other similar rights of others, and there is no claim being made against the Corporation or its Subsidiaries regarding trademark, trade name, patent, copyright, license, trade secret or other infringement, in any such case which could reasonably be expected to result in a loss to the Corporation of more than $2,000,000.

                                    ARTICLE 5

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

     As an inducement to the Corporation to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchasers hereby severally represent and warrant to the Corporation as follows:

5.1 INVESTMENT. The Purchasers are acquiring the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares for investment for their own respective account, and not with a view to any distribution thereof in violation of any applicable Securities Laws. The Purchasers understand that the Preferred Shares and such Common Shares have not been registered under the Securities Laws by reason of specific exemptions therefrom which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser's representations as expressed herein. The Purchasers acknowledge that they are not residents in or of the Province of Ontario.

5.2 FINANCIAL POSITION. Each of the Purchasers' financial condition and investments are such that it is in a position to hold the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares for an indefinite period, bear the economic risk of the investment and to withstand the complete loss of the investment. Each of the Purchasers has extensive knowledge and experience in financial and business matters and has the capability to evaluate the merits and risks of the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares. Each of the Purchasers is an "accredited investor" within the meaning of Regulation D under the Securities Act of 1933, as amended. Except as to a breach of a representation and/or warranty of which there was Actual Knowledge, nothing contained in this Section
5.2 or due diligence or investigation that has been made by or on behalf of Purchasers shall diminish or modify any of the representations and warranties if made by the Corporation herein.

5.3 HOLD. The Purchasers acknowledge that the Preferred Shares and the Common Shares issuable upon conversion of the Preferred Shares must be held as required by the Securities Laws unless subsequently registered or otherwise qualified for sale under any applicable Securities Laws or unless exemptions from such registrations or qualification are available.

5.4 ORGANIZATION OF THE PURCHASERS. Each Purchaser which is not an individual is duly organized and validly existing under the laws of the jurisdiction of its organization. Each Purchaser is purchasing the Preferred Shares as principal at an aggregate acquisition cost to each Purchaser of not less than Cdn. $150,000. Each Purchaser that is not a corporation or an individual but is a syndicate, partnership, trust or other unincorporated organization, is purchasing as principal for its own account. None of the Purchasers is a corporation or syndicate, partnership or other form of unincorporated organization incorporated or created solely to permit the purchase of the Preferred Shares by groups of individuals whose individual share of the aggregate acquisition cost for the Preferred Shares to be purchased is less than $150,000.

5.5 AUTHORITY OF THE PURCHASERS. Each of the Purchasers has all necessary power and authority (corporate and otherwise) to execute and deliver this Agreement and the Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Purchasers has been duly authorized and approved by each of the Purchasers and does not require any further authorization or consent of the Purchasers or their respective beneficial owners. This Agreement is the legal, valid and binding agreement of each of the Purchasers, enforceable against each of the Purchasers in accordance with its terms, subject to applicable bankruptcy, insolvency, winding-up, reorganization, moratorium or other laws affecting creditors' rights generally.

5.6 NON-CONTRAVENTION. The execution, delivery, and performance of the Transaction Documents by the Purchasers and the consummation of the transactions contemplated hereby and thereby by the Purchasers do not and will not:

     (a) result in a breach of any of the terms and provisions of, or constitute a default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Purchasers pursuant to any material agreement, instrument, franchise, license or permit to which the Purchasers or any of them is a party or by which such Purchaser may be bound, or

     (b) violate any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body applicable to any of the Purchasers or any of their respective properties or assets, other than such breaches, defaults or violations that are not reasonably expected to impair the ability of the Purchasers to consummate and perform the transactions contemplated by this Agreement or deprive the Corporation of the benefits under this Agreement. With respect to those Purchasers who are not individuals, the execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation of the transactions contemplated hereby or thereby do not and will not violate or conflict with any provision of the certificate of limited partnership agreement, partnership agreement or other similar governing agreements of such Purchaser, as currently in effect. Except for the filing under Rule 13-d of the Securities Act of 1933, no consent, approval, authorization, order, registration, filing, qualification, license or permit of or with any court or any government agency or body applicable to the Purchasers or any of their properties or assets is required for the execution, delivery and performance of the Transaction

Documents or the consummation of the transactions contemplated hereby or thereby, including the purchase of the Preferred Shares hereunder.


                                    ARTICLE 6

                  CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

A.   OBLIGATIONS OF THE PURCHASER

6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PURCHASER. The obligation of the Purchasers to consummate the transactions contemplated herein shall be subject to and conditional upon the satisfaction of, or compliance with, as at the Time of Closing, each of the following conditions (which are inserted for the exclusive benefit of the Purchaser):

     (a) the accuracy of the representations and warranties of the Corporation herein contained, as of the date hereof and as of the Closing Date, except where the consequence of any inaccuracy in such representations and warranties would not have a Material Adverse Effect (provided, however, that with respect to any representation or warranty of the Corporation contained in Article 4 which is already qualified with respect to a Material Adverse Effect, no further qualification, except as expressly stated below, is imposed hereby) and the Purchasers shall have received a certificate of an officer of the Corporation to such effect dated the Closing Date;

     (b) the performance in all material respects by the Corporation of its obligations herein (including the covenants contained in Article 7 of this Agreement) and the Purchasers shall have received a certificate of an officer of the Corporation to such effect dated the Closing Date;

     (c)  the execution and delivery of the Registration Rights Agreement;

     (d) receipt by the Purchasers of an opinion of counsel to the Corporation, in form and substance satisfactory to the Purchasers, acting reasonably;

     (e) the filing of articles of amendment with respect to the creation of the Preferred Shares with the attributes contained in SCHEDULE 1.1(ag); and

     (f) there being since the date hereof no fact or condition which would or could reasonably be expected to have a Material Adverse Effect, provided that a decline in the trading price of the Common Shares shall not be deemed to be such a Material Adverse Effect if such decline is not directly attributable to a Material Adverse Effect;

and provided further that for purposes of this Section 6.1, including, without limitation, subsection 6.1(a) hereof, Material Adverse Effect shall exclude the effect of any general economic, commodity pricing, capital markets or financial conditions.

B.   OBLIGATIONS OF THE CORPORATION

6.2 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CORPORATION. The obligation of the Corporation to issue and sell the Preferred Shares to the Purchasers in accordance herewith shall be subject to and conditional upon the satisfaction of, or compliance with, as at the Time of Closing, each of the following conditions (which are for the exclusive benefit of the Corporation):

     (a) the accuracy of the representations and warranties of the Purchasers herein contained, as of the date hereof and as of the Closing Date, except to the extent any inaccuracies do not materially impair the ability of the Purchaser to consummate the transactions contemplated by this Agreement, and the Corporation shall have received a certificate of: (i) the Purchasers' Representative; or (ii) each Purchaser who is an individual or an officer of each of the Purchasers which are not individuals, to such effect dated the Closing Date;

     (b) the performance in all material respects by the Purchasers of their obligations herein and the Corporation shall have received a certificate of: (i) the Purchasers' Representative; or (ii) each Purchaser who is an individual or an officer of each of the Purchasers which are not individuals, to such effect dated the Closing Date;

     (c) receipt by the Corporation of an opinion of counsel to each of Purchasers in form and substance satisfactory to the Corporation, acting reasonably; and

     (d) the absence of any event, actual or threatened, resulting from the announcement or contemplated completion of the transactions described herein which would or could reasonably be expected to have a Material Adverse Effect.

C.   OBLIGATIONS OF EACH OF THE CORPORATION AND THE PURCHASER

6.3 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE CORPORATION AND THE PURCHASER. The obligation of each of the Corporation and the Purchaser to consummate the transactions contemplated herein is subject to the satisfaction of, or compliance with, as at the Time of Closing, each of the following conditions (which are inserted for the benefit of each of the Purchaser and the Corporation):

     (a) the transactions contemplated by the Share Purchase Agreement having been consummated;

     (b) no action or proceeding, temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction, governmental authority or agency or other person to prohibit or prevent consummation of the transactions contemplated herein shall be pending or threatened;

     (c) the expiration, termination of the applicable waiting periods and the receipt of all Consents, approvals and waivers under the Applicable Laws; and

     (d)  the completion of all Required Action.

6.4       WAIVER BY PURCHASERS. If any of the conditions set forth in Sections
6.1 or 6.3 have not been fulfilled, performed or satisfied as at the Closing, the Purchasers may, by written notice to the Corporation terminate all of their obligations relating to the Closing and the Purchasers shall be released from such obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Purchasers' Representative by instrument in writing given to the Corporation without prejudice to any of the Purchasers' rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transactions of purchase and sale contemplated by this Agreement and to claim for damages for breach of representation or warranty; provided that notwithstanding anything else contained herein, the Purchasers shall not be entitled to claim damages for any breach of representation or warranty where there was Actual Knowledge of such breach of representation or warranty on or prior to the date hereof.

6.5       WAIVER BY CORPORATION. If any of the conditions set forth in Sections
6.2 or 6.3 have not been fulfilled, performed or satisfied as at the Closing, the Corporation may, by written notice to the Purchaser, terminate all of its obligations relating to the Closing and the Corporation shall be released from all such obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Corporation by instrument in writing to the Purchaser, without prejudice to any of the Corporations's rights of termination in the event of n on-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to their right to complete the transactions of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.


                                    ARTICLE 7

                          COVENANTS OF THE CORPORATION

     As an inducement to the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Corporation hereby covenants with the Purchaser as follows:

7.1 PAYMENT OF EXPENSES. Whether or not the transactions contemplated hereby are completed, the Corporation shall pay all costs and expenses incident to the performance of the obligations of the Corporation hereunder, including those in connection with (i) the issuance, transfer and delivery of the Preferred Shares or the Common Shares issuable upon conversion thereof to the Purchaser, including any transfer or similar taxes payable thereon, (ii) the cost of printing the certificates representing the Preferred Shares or the Common Shares issuable upon conversion thereof and (iii) the cost and charges of any transfer agent, registrar, trustee or fiscal paying agent. Upon closing of the transactions contemplated herein, the Corporation shall also promptly pay,
(x) all fees and expenses of PaineWebber Incorporated incurred in connection with the issuance of the Preferred Shares hereunder up to $1,000,000, and (y) all reasonable documented out-of-pocket costs and expenses, including attorneys', accountants' and consultants' fees incurred by the Purchasers in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby up to $400,000 in the aggregate for the Purchasers under this Section 7.1. The provisions of this Section 7.1 shall also apply to payment of the Purchasers expenses in the event that the Shareholder approval contemplated by Section 6.3 hereof is not obtained provided that the Purchasers are otherwise in compliance and not in breach of the terms hereof.

7.2 AVAILABILITY OF COMMON SHARES. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, for the purpose of effecting the conversion of the Preferred Shares, the full number of Common Shares then issuable upon the conversion of the Preferred Shares.

7.3 TRANSACTION FEE. On the Closing Date, upon Closing, the Corporation shall pay to the Purchasers an aggregate fee equal to $900,000.

7.4 PROXY STATEMENTS; SHAREHOLDER APPROVALS. The Corporation, shall, in accordance with Applicable Laws:

     (a) duly call, give notice of, convene and hold on or about July 21, 1998 a meeting of its Registered Holders for the purpose of, among other things, voting to approve the issuance of the Preferred Shares and the Common Shares issuable upon conversion thereof and shall use reasonable commercial efforts, except to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that contrary action is required by the Board of Directors' fiduciary duties under Applicable Laws, to obtain shareholder approval; and

     (b) except to the extent the Board of Directors determines in good faith, after consultation with outside counsel, that contrary action is required by the Board of Directors' fiduciary duties under Applicable Laws, recommend approval of the issuance of the Preferred Shares and the Common Shares issuable upon conversion thereof, and include in the proxy statement in respect of the meeting, such recommendation, and take all lawful action to solicit such approvals.

7.5 ELECTION TO BOARD OF DIRECTORS OF THE CORPORATION. The Corporation shall take all actions necessary to ensure that four representatives of the Purchasers are appointed to the Board of Directors (the "Purchasers' Directors") promptly after the consummation of the transactions contemplated herein; provided that such representatives are eligible to act on the Board of Directors pursuant to the requirements of the CBCA and are acceptable to the Board of Directors, acting reasonably (it being acknowledged and agreed that any officer or director of The Thomas H. Lee Company shall be acceptable to the Corporation). The Corporation shall not take any action to increase the size of the Board of Directors above eleven members without the written consent of the Purchasers and shall not solicit any proxies for the election of more than eleven members to the Board of Directors.

     The Corporation shall also use its reasonable commercial efforts to cause the appropriate Number of Nominees to be renominated and reelected when the initial and any successive term of the Purchasers' Directors expires (subject to the Number of Nominees the Purchasers are entitled to nominate under the terms hereof, to the requirements of the CBCA and to such nominees continuing to be acceptable to the Board of Directors, acting reasonably). The Corporation shall also use its reasonable commercial efforts to cause the election to each committee of the Board of Directors that number of nominees from the Purchasers' Representatives that will result in the Purchasers having representation on each committee equivalent to the Purchasers pro rata percentage representation on the Board of Directors.

7.6 REPORTING. The Corporation will, so long as the Preferred Shares or the Common Shares issuable upon conversion thereof are outstanding and are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, file reports and other information with the Securities and Exchange Commission under Section 13 or 15 (d) of the Exchange Act.

7.7 PUBLIC DOCUMENTS. Not later than June 30, 1998, the Corporation shall deliver to the Purchasers true and complete copies of the Corporation's:

     (a)  1998 Annual Report to Shareholders;

     (b) management proxy circular relating to the Corporation's 1998 Annual and Special Meeting of Shareholders; and

     (c)  1998 Annual Information Form.

     The Corporation represents and warrants that such documents shall be, as of their respective dates, in compliance in all material respects with such Applicable Laws and will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.8 BUY-BACK. Subject to the CBCA, the provisions of any applicable debt covenants and obtaining approval of the stock exchanges on which the Common Shares are listed, the Corporation will use the Purchase Price, as expressed in Canadian dollars as at the Closing Date, net of any and all expenses attributable to the transaction herein contemplated, to effect "normal-course" purchases of its Common Shares on the floor of the stock exchanges where such shares may be available, as soon as practicable, having regard to the volume and price limitations applicable to such purchases as imposed by such stock exchanges. In particular, the parties acknowledge and agree that the Corporation shall not be required to make the purchases which aggregate (i) more than 2% of the Common Shares outstanding in any 30 day period and (ii) more than the greater of (A) 10% of the public float and (B) 5% of the Common Shares outstanding during any 12 month period. The parties further acknowledge and agree that the Corporation shall not be required to make such purchases where the Board of Directors of the Corporation, acting reasonably, determines that to so purchase such shares at such prices would result in a breach of its fiduciary duties to the Corporation.

7.9 APPLICATION TO EXCHANGES. To the extent that the Share Provisions contain any requirement or restriction relating to the obtaining of a regulatory consent, the Corporation agrees that it will make all necessary applications to the stock exchanges on which the Common Shares are listed to obtain such regulatory consent and will make all commercially reasonable efforts, including, without limitation, the payment of any required listing fees, to obtain such consent.


                                    ARTICLE 8

                           COVENANTS OF THE PURCHASER

8.1 CERTAIN RESTRICTIONS. The Purchasers covenant with the Corporation that, without the prior written consent of the Corporation (as evidenced by the approval of a majority of the members of the Board of Directors who are independent of the Purchasers and the Family Members), for a period commencing on the Closing Date and continuing through the earlier of (i) the fifth anniversary of the Closing Date (except as expressly set forth in clause 8.1(I)), or (ii) the date upon which the Corporation shall be in default of any monetary payment obligations under any instrument of indebtedness to which the Corporation or any Subsidiary is a party involving a principal obligation of at least $50,000,000 after the expiry of any periods to remedy or cure such default, the Purchasers, and their affiliates (including, without limitation, Thomas Lee and the Thomas H. Lee Company) over which they exercise management control, singly, or jointly or in concert with any other party or as part of a group, directly or indirectly, through one or more intermediates or otherwise, will not:

     (A) for a period of twelve months following the Closing Date, sell any Common Shares received upon conversion of the Preferred Shares over any stock exchange pursuant to which the Corporation is effecting a normal course issuer bid pursuant to the requirements of Section 7.8 hereof;

     (B) purchase or acquire, or offer, propose or agree to purchase or acquire, directly or indirectly, any of the Common Shares (other than by conversion of any of the Preferred Shares or receipt of Common Shares as a result of any stock dividend, stock split, recapitalization, merger or other change in the corporate or capital structure of the Corporation or any other action taken solely by the Corporation), any option (other than the option to purchase 5,000,000 (as may be adjusted) Common Shares granted to the Purchasers pursuant to the Share Purchase Agreement), warrant or other right to acquire, directly or indirectly, any Common Shares or any securities which are convertible into or exchangeable or exercisable for Common Shares (other than the exercise of options under the Share Purchase Agreement or the receipt of dividends in kind); and provided that at any time when the percentage of the outstanding Common Shares owned by the Purchaser on a fully diluted basis is less than the percentage of the outstanding Common Shares owned by such Purchaser on a fully diluted basis on the Closing Date (the "Maximum Amount") the Purchaser may purchase additional Common Shares up to the Maximum Amount;

     (C) solicit, or encourage any other person to solicit, proxies or become a participant or otherwise engage in any solicitation in opposition to a recommendation of a majority of the directors of the Corporation with respect to any matter; seek to advise or influence any person with respect to the voting of any securities of the Corporation (other than pursuant to the Voting Agreement between the Purchasers and the Family Members of even date entered into in connection with the Share Purchase Agreement); or execute any written consent in lieu of a meeting of holders of securities of the Corporation or any class thereof unless requested to do so by the Corporation;

     (D) initiate, propose, vote in favour of, support or otherwise solicit shareholders for the approval of one or more shareholder proposals with respect to the Corporation;

     (E) knowingly transfer or agree to transfer any securities to any group or party owning in excess of 5% of the outstanding Common Shares;

     (F) propose or seek to effect any form of business combination transaction with the Corporation or any affiliate thereof or any restructuring, recapitalization or other similar transaction with respect to the Corporation;

     (G) seek any additional representation on the Board of Directors of the Corporation;

     (H) encourage any person, firm, corporation, group or other entity to engage in any of the actions covered by clauses (B) through (G) of this Section 8.1 or make any public announcement (or make other communication with or to the Corporation or otherwise which, in the opinion of counsel to the Corporation, would require public announcement) with respect to any matter set forth in clause (B) through (G) of this Section 8.1; provided, however, that actions taken by any Purchasers' Directors, acting in his or her capacity as such a director, shall not violate any provision of this Section 8.1; and

     (I) transfer, effect a short sale of, grant any option for the purchase of, or loan any Preferred Shares or Common Shares for a period of 12 months from the date of issuance of the Preferred Shares except (a) to an affiliate, (b) to a trust, family partnership or other estate planning vehicle, (c) to a financial institution pursuant to a bona fide pledge (each a "Permitted Transferee"), or (d) in a transaction approved in advance by the Board of Directors where any Person (or Persons acting jointly or in concert) acquire, directly or indirectly, beneficial ownership or control or direction over more than 50% of the outstanding voting securities (on a fully-diluted basis) of the Corporation.

Notwithstanding the foregoing, the obligations of the Purchasers under this
Section 8.1 shall terminate if the number of Purchasers' nominees on the Board of Directors is less than the Number of Nominees, unless the failure to have the required Number of Nominees elected to or on the Board of Directors is due to the Purchasers' failure to nominate a nominee or nominees to the Board, vote the Preferred Shares or Common Shares owned by them in favour of such nominees or fill a vacancy created by one of its Directors with a person, who (i) meets the requirements of the CBCA, and (ii) who is acceptable to the Board of Directors, acting reasonably. The Purchasers acknowledge that they shall vote all Preferred Shares or Common Shares over which they have control for and in favour of the nominees proposed by them to the Board of Directors. The parties acknowledge and agree that the provisions of this Section 8.1 shall not bind or apply to any purchaser of Preferred Shares or Common Shares other than a purchaser under
Section 8.1(I)(a) or (b).

8.2 PAYMENT OF TAXES. The Purchasers shall be responsible for and shall pay any and all Canadian withholding taxes, as and when due and payable, and shall provide evidence satisfactory to the Corporation, acting reasonably, that such payment has been made within the prescribed time, resulting from or in respect of the Preferred Shares, including, without limitation, in respect of the issuance by the Corporation of Common Shares upon conversion of Preferred Shares, the payment by the Corporation of dividends in respect of the Preferred Shares and the redemption by the Corporation of the Preferred Shares, it being acknowledged and agreed that withholding taxes payable in respect of, among other things, cash dividends on the Preferred Shares and any proceeds from the redemption of the Preferred Shares in accordance with their terms shall be withheld at source by the Corporation or its agent and remitted to the taxation authorities having jurisdiction, and the amount of such cash dividends or proceeds of redemption received by the Purchasers shall be net of such withheld amount, in each of the foregoing cases, only to the extent subject to withholding under applicable law or the interpretation or administration thereof. The Corporation acknowledges and agrees that it shall not withhold for withholding taxes unless, in the opinion of the management of the Corporation, acting reasonably, the Corporation is required to do so by law or by the interpretation or administration thereof. The Corporation agrees that in the absence of a law or the interpretation or administration thereof, which requires it to withhold tax in connection with the reduction of the Conversion Factor (as defined in the Share Provisions) it will not so withhold.


                                    ARTICLE 9

                  RESTRICTIONS ON TRANSFERABILITY OF SECURITIES

9.1 RESTRICTIVE LEGEND. Each certificate representing the Preferred Shares and any other securities issued in respect of the Preferred Shares (other than the Common Shares issued upon conversion of any Preferred Shares) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event (each of the foregoing securities being referred to herein as "Restricted Securities"), shall (unless otherwise permitted by the provisions of Section 9.2 below) be stamped or otherwise imprinted with a legend substantially in the following form (in addition to the legend required under any applicable state securities law):

"THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "U.S. SECURITIES ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF COTT CORPORATION ("THE CORPORATION"), THAT SUCH SECURITIES MAY BE OFFERED, SOLD OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144, IF APPLICABLE, SUBJECT TO COMPLIANCE WITH ANY STATE SECURITIES LAWS, (C) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, AS APPLICABLE OR (D) IN A TRANSACTION THAT DOES NOT OTHERWISE REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, IN EACH CASE, PROVIDED AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE CORPORATION HAS BEEN PROVIDED TO THE CORPORATION TO THAT EFFECT."

The Corporation will promptly, upon request, remove any such legend when no longer required by the terms of this Agreement or by applicable law.

9.2 NOTICE OF PROPOSED TRANSFERS. Prior to any proposed transfer of any Restricted Securities, unless a prospectus has been filed under the Securities Laws covering the proposed transfer, the Purchaser proposing such a transfer shall give written notice to the Corporation of its intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied by either (a) a written opinion of legal counsel (who shall be reasonably satisfactory to the Corporation) addressed to the Corporation to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act or (b) a "no action" letter from the United States Securities and Exchange Commission to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the United States Securities and Exchange Commission that action be taken with respect thereto, whereupon, in each case, such Purchaser shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by such Purchaser to the Corporation. Unless a registration statement has been filed under the U.S. Securities Laws covering the proposed transfer, each certificate evidencing the Restricted Securities transferred as herein provided shall bear the appropriate restrictive legend set forth in Section 9.1 above except that such certificate shall not bear such restrictive legend if,
(i) in the opinion of counsel for such Purchaser, such legend is not required in order to establish compliance with any provisions of the Securities Act of 1933, or (ii) a period of at least two years has elapsed since the later of the date the Restricted Securities were acquired from the Corporation or from an affiliate of the Corporation, and such purchaser represents to the Corporation that it is not an affiliate of the Corporation and has not been an affiliate during the preceding three months and shall not become an affiliate of the Corporation without resubmitting the Restricted Securities for reimposition of the legend.


                                   ARTICLE 10

                                   TERMINATION

     Notwithstanding anything contained herein to the contrary, this Agreement may be terminated at any time prior to the Closing Date:

     (a)  by the mutual written consent of the Purchasers and the Corporation;
          or

     (b)  by the Purchasers if the conditions contained in subsections 6.1 or
          6.3 have not been complied with or waived as at the Closing or by the Corporation if the conditions contained in subsections 6.2 or 6.3 have not been complied with a waiver as at the Closing; provided, however, that the right to terminate this Agreement under this Section 10(b) shall not be available to any party whose failure to fulfil any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

     (c) by the Purchasers or the Corporation if the Share Purchase Agreement is terminated in accordance with is terms; or

     (d) by the Purchasers or the Corporation at any time after July 31, 1998 if the Closing has not occurred on or prior to such time.

     In the event that this Agreement shall be terminated pursuant to this
Article 10, all further obligations of the parties under this Agreement other than the obligations set forth in Article 11 and Sections 7.1 and 12.10 shall be terminated without further liability of any party to any other party, provided that nothing herein shall relieve any party from liability for its wilful breach of this Agreement.


                                   ARTICLE 11

                                 INDEMNIFICATION

11.1 INDEMNIFICATION BY THE CORPORATION. The Corporation hereby agrees, to the extent permitted by Applicable Laws, to indemnify, defend and hold harmless the Purchasers and, in the case of the Purchasers who are not individuals, their partners, directors and its officers, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses (collectively, "Claims"), asserted against, resulting to, or imposed upon or incurred by the Purchaser, directly or indirectly, in connection with breach of a representation or warranty contained herein by the Corporation (other than any such breach of which there was Actual Knowledge) or any failure or omission to comply with its obligations or covenants hereunder, other than Claims arising from the misconduct of the Purchasers or their representatives, including the Purchasers' Representative.

11.2 INDEMNIFICATION BY THE PURCHASER. Each Purchaser, acting severally and not jointly, hereby agrees to indemnify, defend and hold harmless the Corporation, its directors and its officers from and against all Claims asserted against, resulting to or imposed upon or incurred by the Corporation, directly or indirectly, in connection with any breach of a representation or warranty contained herein by the Purchasers or any failure or omission to comply with its obligations or covenants hereunder including, without limitation, its obligations and covenants pursuant to Article 8, other than Claims arising from the misconduct of the Corporation or its representatives.

11.3 TERMS OF INDEMNIFICATION. The obligations and liabilities of the indemnifying party (the "Indemnifying Party") hereunder with respect to Claims by third parties against the party to be indemnified (the "Indemnified Party") will be subject to the following terms and conditions:

     (a) the indemnified party will give the indemnifying party prompt notice of any Claims asserted against, resulting to, imposed upon or incurred by the indemnified party, directly or indirectly, and the indemnifying party will undertake the defense thereof by representatives of their own choosing which are reasonably satisfactory to such indemnified party; provided that the failure of the indemnified party to give notice as provided in this Section 11.3 shall not relieve the indemnifying party of its obligations under this Article 11, except to the extent that such failure has materially and adversely affected the rights of the indemnifying party;

     (b) if within a reasonable time after notice of any Claim, the indemnifying party fails to defend, the indemnified party will have the right to undertake the defense, compromise or settlement of such Claims on behalf of and for the account and at the risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof;

     (c) if there is a reasonable probability that a Claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party will have the right at its own expense to defend (provided that the indemnifying party shall continue to control the defense and the indemnified party shall have the right to participate in such defense), or co-defend, such Claim;

     (d) the indemnifying party on one hand and the indemnified party on the other will not, without the prior written consent of the other, such consent not to be unreasonably withheld, settle or compromise any Claim or consent to entry of any judgment relating to any such Claim;

     (e) with respect to any Claims asserted against the indemnified party, the indemnified party will have the right to employ one counsel of its choice in each applicable jurisdiction (if more than one jurisdiction is involved) to represent the indemnified party if, in the indemnified party's reasonable judgment, a conflict of interest between the indemnified party and the indemnifying party exists in respect of such Claims, and in that event the fees and expenses of such separate counsel shall be paid by such indemnifying party;

     (f) the indemnifying party will provide the indemnified party reasonable access to all records and documents of the indemnifying party relating to any Claim, other than a Claim made by the indemnified party and/or its affiliates; and

     (g) any Claim, in so far as it is related to any of the representations and warranties of the Corporation contained in this Agreement, must be made within the applicable survival period set forth in Section 12.2 below.

                                   ARTICLE 12

                                  MISCELLANEOUS

12.1 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without reference to conflict of law provisions therein. All of the parties hereto hereby irrevocably attorn to the non-exclusive jurisdiction of the Courts of the Province of Ontario.

12.2 SURVIVAL. The representations and warranties contained in this Agreement shall survive for a period of two years from the Closing Date hereof; provided that the representations set forth in Sections 4.5 and 4.7 shall survive without limitation. The covenants of the parties contained in this Agreement which by their terms are intended to survive the Closing shall survive and continue in full force and effect, notwithstanding Closing, in accordance with their terms.

12.3 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the provisions hereof shall enure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. No assignment of this Agreement may be made by either party at any time, whether or not by operation of law, without the other party's prior written consent; except that the Purchasers may assign any of their rights hereunder to an affiliate of the Purchaser or any party indicated on SCHEDULE 1.1(AA) without the Corporation's consent provided that such affiliate or other party expressly assumes in writing all of the Purchaser's obligations hereunder as if an original signatory thereto, and provided that such assignment shall not relieve the Purchaser of its obligations hereunder.

12.4 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subject hereof and thereof and supersede all prior agreements, understandings and arrangements between the parties with respect to the subject matter hereof; provided that, other than with respect to the standstill provisions contained therein, the provisions of the confidentiality agreement between the Purchaser and the Corporation dated November 13, 1997 shall remain in full force and effect. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

12.5 NOTICES, ETC. All notices, requests, demands and other communications hereunder shall be deemed to have been duly given and made, if in writing and if served by personal delivery upon the party for whom it is intended or delivered, by registered or certified mail, return receipt requested, or if sent by telecopier, upon receipt of confirmation that such transmission has been received, or if sent by telecopier after 4 p.m. on a Business Day or on a day which is not a Business Day, on the following Business Day, or if sent by overnight courier on the following Business Day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

     (a)  if to the Purchasers:

               As set out in SCHEDULE 12.5(a) hereto

     with a copy to:

               Hutchins Wheeler & Dittmar,
               a Professional Corporation
               101 Federal Street
                  Boston, MA 02110
                  U.S.A.

               Telecopier:       (619) 951-1295
               Attention:        James Westra

     (b)  if to the Corporation:

               207 Queens Quay
               Suite 800
               Toronto, Ontario
               M5J 1A7

               Telecopier:       (416) 203-6207
               Attention:        Vice-Chairman

     with a copy to:

               Goodman Phillips & Vineberg
               250 Yonge Street, Suite 2400
               Toronto, Ontario  M5B 2M6

               Telecopier:  416-979-1234
               Attention:  Stephen H. Halperin

12.6 DELAYS OR OMISSIONS. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to the Corporation or the Purchasers upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of the Corporation or the Purchasers nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Corporation or the Purchasers of any breach or default under this Agreement, or any waiver on the part of any such party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to the Corporation or the Purchasers, shall be cumulative and not alternative.

12.7 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which may be executed by only one of the parties hereto, each of which shall be enforceable against the party actually executing such counterpart, and all of which together shall constitute one instrument.

12.8 SEVERABILITY. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provisions; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

12.9 NO PUBLIC ANNOUNCEMENT. Neither the Corporation nor any of the Purchasers shall make any press release or other public announcement concerning the transactions contemplated by this Agreement except as and to the extent that any such party shall be obligated to make any such disclosure by law and then only after consultation with the other regarding the basis of such obligation and the content of such press release or other public announcement or as the parties shall mutually agree.

12.10 REASONABLE EFFORTS. The Corporation and the Purchasers shall use all commercially reasonable efforts to consummate the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, each of the undersigned has caused the foregoing Agreement to be executed under seal by one of its duly authorized officers as of the date first above written.


COTT CORPORATION

Per: /s/  Fraser Latta
Name: Fraser Latta
Title:


THOMAS H. LEE EQUITY FUND IV, L.P.


By:  THL EQUITY ADVISORS IV, LLC, ITS

     GENERAL PARTNER

     By: /s/ C. Hunter Boll
     Name: C. Hunter Boll
     Title:

THOMAS H. LEE FOREIGN FUND IV, L.P.

By: THL EQUITY ADVISORS IV, LLC, ITS GENERAL PARTNER


     By: /s/ C. Hunter Boll
     Name: C. Hunter Boll
     Title: